MASTERPIECE TECHNOLOGY GROUP, INC.

FINANCIAL STATEMENTS AND INDEPENDENT AUDITORS' REPORT

March 31, 2000










     MASTERPIECE TECHNOLOGY GROUP, INC.
     TABLE OF CONTENTS



                                                               PAGE

Independent Auditors' Report

Financial Statements

     Balance Sheets                                               1

     Statements of Income                                         2

     Statements of Stockholders' Equity                           3

     Statements of Cash Flows                                     4

     Notes to the Financial Statements                         5-13

Supplemental Information

     Independent Auditor's Report on Supplemental
         Information                                             14

     Division Balance Sheets                                     15

     Division Statements of Income                               16















     INDEPENDENT AUDITORS' REPORT


Directors and Officers
Masterpiece Technology Group, Inc.


We have audited the accompanying balance sheets of Masterpiece Technology Group, Inc. as of March 31, 2000, and the related statements of income, stockholders' equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit. The financial statements of Masterpiece Technology Group, Inc. (formerly Global Digital Information, Inc.) as of March 31, 1999 and for the years ended March 31, 1999 and 1998, were audited by other auditors whose report dated November 8, 1999 on those statements included an explanatory paragraph that described the fact that the Company had suffered recurring losses from operations and has a working capital deficiency.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provided a reasonable basis for our opinion.

In our opinion, the financial statements referred to above presents fairly, in all material respects, the financial position of Masterpiece Technology Group, Inc., as of March 31, 2000, and the results of operations, cash flows and changes in stock-holders' equity for the year then ended, in conformity with generally accepted accounting principles.


Masterpiece Technology Group, Inc.
Page Two



The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has incurred a substantial operating loss for the year and has a working capital deficiency. These conditions raise substantial doubt about its ability to continue as a going concern. Management plans regarding those matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.







Fort Mitchell, Kentucky
July 7, 2000

MASTERPIECE TECHNOLOGY GROUP, INC.
BALANCE SHEETS


ASSETS


                                                                           March 31
                                                            --------------------------------------------
                                                               2000                             1999
Current Assets
     Accounts Receivable                                       $  447,491                       $14,800
     Other Current Assets                                         303,531                           170
     Notes Receivable - Current                                   _________                      ________
     Total Current Assets                                         751,022                        14,970
                                                                  _________                      ________

Property and Equipment
     Building and Improvements                                    257,786                         -
     Equipment, Furniture and Fixtures                            834,787                        38,603
                                                                                             _________               ________
                                                                1,092,573                        38,603
     Less Accumulated Depreciation                                680,368                         9,974
                                                                _________                    ________
          Total Property and Equipment                            412,205                        28,629
                                                                _________                    ________
Other Assets
     Due from Masterpiece Medical                                     -                          81,000
     Capitalized Software Cost                                  6,532,125                        53,309
     Deposits and Other Assets                                     29,774                          -
                                                                _________                    ________
          Total Other Assets                                    6,561,899                       134,309
                                                                _________                    ________
          Total Assets                                         $7,725,126                      $177,908
                                                                =========                    ========

                         LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities
     Bank overdraft                                                72,720                           418
     Current Portion of Mortgage Note                               1,131                            -
     Notes Payable - Banks                                      1,491,428                            -
     Notes Payable - Officers and Related Parties               1,402,375                            -
     Notes Payable - Others                                     1,247,171                            -
     Capital Lease Obligations - Current                           49,048                            -
     Accounts Payable                                           1,096,824                       176,116
     Accrued Expenses                                           1,153,610                       122,513
                                                                _________                    ________
          Total Current Liabilities                             6,514,307                       299,047
                                                                _________                    ________

Long-Term Liabilities
     Mortgage Payable - Bank (Less Current Portion)               150,550                            -
     Notes Payable - Shareholders                                    -                          203,552
     Capital Lease Obligations (Less Current Portion)              35,842                            -
                                                                _________                     ________
          Total Long-Term Liabilities                             186,392                       203,552
                                                                _________                     ________

Stockholders' Equity
     Common Stock, No Par Value; 50,000,000 Shares
 Authorized 5,672,416 in 2000 and 220,148 in 1999,
 Issued and Outstanding                                             5,672                        10,779
     Paid-In Capital                                            7,698,043                       837,352
     Accumulated Deficit                                       (6,679,288)                   (1,172,822)
                                                                _________                     ________
          Total Stockholders' Equity                            1,024,427                      (324,691)
                                                                _________                     ________
          Total Liabilities and Stockholders' Equity            $7,725,126                   $  177,908
                                                                ===========                   ===========




See auditors' report and accompanying notes.

     MASTERPIECE TECHNOLOGY GROUP, INC.
STATEMENTS OF INCOME


                                                               Years Ended March 31
                                                        --------------------------------
                                               2000                 1999               1998
                                               --------             --------           -------
Sales                                          $  263,902           $  -               $  -
Cost of Sales                                     259,994              -                  -
                                               --------            --------           --------
     Gross Profit                                   3,908              -                  -

Other Revenue                                   1,012,128            182,555             65,737
                                               --------           --------           --------
Operating Profit Before
     Administrative Expenses                    1,016,036            182,555             65,737
                                               --------          --------           --------
Administrative Expenses
     Payroll, Fees, Taxes and Related Benefits    992,053            310,254            304,835
     Rent                                         303,409             22,101             13,120
     Interest Expense                             152,536              7,396              -
     Professional Fees                            455,196                -                -
     Depreciation                                  72,075              6,630              3,345
     Amortization                                 113,552                -                -
     Utilities and Telephone                      115,296             43,807             30,976
     Travel and Entertainment                      63,473             36,574             28,009
     Other                                        221,355             46,430        126,925
                                                 --------              --------        --------
          Total Administrative Expenses         2,488,945            473,192        507,210
                                                 --------             --------        --------
     Loss from Operations                      (1,472,909)          (290,637)      (441,473)

Other Income and (Expenses)                       282,299              -                  -
                                                 --------             --------         --------
     Loss Before Taxes                         (1,190,610)          (290,637)      (441,473)

Income Taxes                                         -                 -                 -
                                                 --------            --------        --------
Net Loss                                      $(1,190,610)         $(290,637)     $(441,473)
                                                                                 ========      ========   ========
Net Loss Per Share                            $     (.039)         $   (1.37)     $   (3.50)

See auditor's report and accompanying notes.

MASTERPIECE TECHNOLOGY
STATEMENTS OF STOCKHOLDERS' EQUITY



                                         Common          Common         Paid in       Accumulated
                                         Shares          Stock          Surplus       Deficit
                                         --------        --------       --------      -----------
Balance, March 31, 1997                  $ 491,314       $     491      $ 441,169     $(440,712)
Stock Split                                491,314             492           (492)         -
Shares Issued for Cash                     440,962             441         52,059          -
Common Shares Issued in Exchange
     For Consulting                        276,410             277           -            -
Shares Issued for Acquisition Rights     8,044,150           8,044           -             -
Shares Issued for Cash                     787,244             787        333,192          -
Net Loss                                     -                  -            -         (441,473)
                                        ------------        --------    --------------     -----------

Balance, March 31, 1998                 10,531,394          10,532        825,928      (882,185)
Shares Issued                              247,000             247         99,324          -
Less:  Expenses of Issuing
     Common Stock                            -                 -          (87,900)         -
Net Loss                                     -                 -             -         (290,637)
                                        --------            --------    -------------       -----------

Balance, March 31, 1999                 10,778,394          10,779        837,352    (1,172,822)
     Reverse Stock Split               (10,747,413)        (10,749)          -             -
     Merger of GDI and Masterpiece Medical
    and Del Crane Medical                1,900,000           1,900      2,125,229    (4,315,856)
     Common Shares Issued in Exchange
          For Consulting                 1,340,670           1,341        652,197          -
     Acquisition of Maplecrest
          Software                       1,850,765           1,851      3,121,315          -
     Acquisition of Claims Direct          550,000             550        961,950          -
 Net Loss                                     -                  -           -       (1,190,610)
                                        --------           --------        ------------          -----------

Balance, March 31, 2000                 $5,672,416          $5,672     $7,698,043   $(6,679,288)
                                        ==========         ========     ===================

See auditors' report and accompanying notes.

MASTERPIECE TECHNOLOGY GROUP, INC.
STATEMENTS OF CASH FLOWS

                                                                                    Years Ended March 31
                                                                                    -------------------------------------
                                                                      2000                    1999                 1998
                                                                  ------------           -----------          -----------
Cash Flows From Operating Activities
     Net Loss                                                     $(1,190,610)           $ (290,637)          $ (441,473)
     Reconciliation of Net Loss with
          Cash Flows from Operations
               Depreciation                                            72,075                 6,630                3,345
               Amortization                                           113,552                    -                    -
               Stock Issued for Services                              653,538                    -                    -
               Changes in
                    Accounts Receivable                                77,800                 5,500              (20,300)
                    Other Current Assets                              289,713                  (170)                  -
                    Deposits and Other Assets                         (19,864)                     -                  -
                    Accounts Payable                                  130,769               176,116                   -
                    Accrued Expenses                                  (83,331)               95,596               26,917
                                                                 ------------           -----------          -----------
     Cash Provided (Used) by Operations                                43,642                (6,965)            (431,551)
                                                                 ------------           -----------          -----------
Cash Flows from Investing Activities
     Acquisition of Property and Equipment                            (90,584)              (50,419)             (33,449)
     Capitalized Software Costs                                      (171,022)                   -                    -
     Payments of Notes Receivable                                      81,000               (81,000)                  -
                                                                 ------------           -----------          -----------
          Cash Used by Investing Activities                          (180,606)             (131,419)             (33,449)
                                                                 ------------           -----------          -----------
Cash Flows From Financing Activities
     Increase in Bank Overdraft                                       (56,596)                  418                   -
     Increase in Notes Payable                                        237,428                89,962              113,590
     Payments on Capital Lease Obligations                            (43,868)                   -                    -
     Sale of Common Stock, Net of Cost                                     -                 11,637              387,737
                                                                 ------------           -----------          -----------
          Cash Provided by Financing Activities                       136,964               102,017              501,327
                                                                 ------------           -----------          -----------
          Net Change in Cash                                               -                (36,367)              36,367
                                                                 ------------           -----------          -----------
Beginning Cash Balance                                                     -                 36,367                   -
                                                                 ------------           -----------          -----------
          Ending Cash Balance                                     $        -             $      -               $ 36,367
                                                                 ==========             ==========           =========

See auditors' report and accompanying notes.

MASTERPIECE TECHNOLOGY GROUP, INC.
NOTES TO THE FINANCIAL STATEMENTS



NOTE 1 - ACCOUNTING POLICIES

The Company

The Company was incorporated in 1983 under the laws of the State of Utah as Forward Electronics Corporation. In 1988, it was reorganized with United States Mining & Exploration, Inc. (USM) and changed its name at that time. Also, in 1998, the Company acquired Ridge Rock Mining Corporation which it subsequently dissolved. During 1989, Rocky Mountain Process Components was acquired. This company was also dissolved. Since 1990, the Company has had no operations until the merger with Global Digital Information, Inc.

In 1999, the Company acquired Masterpiece Medical, Inc. and Del Crane Medical, Inc. Masterpiece Medical is a Delaware corporation and Del Crane is an Ohio corporation with software programs and billing capability that compliment the CaduSys medical records program offered by the Company. The merger was completed effective June 22, 1999 by issuance of 2,150,000 shares of stock to the stockholders of Masterpiece Medical, Inc. The merger was accounted for as a pooling of interests under APB No. 16. The Company changed its name to Masterpiece Technology Group, Inc. (MPTG).

The Company acquired Maplecrest Software, a Connecticut corporation, on November 18, 1999. This business combination was accounted for as a purchase under APB No. 16.

The Company acquired Claims Direct on March 30, 2000. This business combination was accounted for as a purchase under APB No. 16.

Business Activity

The Company designs, develops, markets and supports medical document management systems and personal productivity software which facilitates the recording, imaging, manipulation, distribution and storage of paper-based medical information on personal network computers. The Company has acquired "CaduSys Medical Record" a client/server clinical information software package that collects and stores patient data during the creation of the clinical narrative. It is sold to health care organizations including, but not limited to, single and multi-doctor practices, clinics, health care organizations and small hospitals. Some of the Company's other products include office adaptations, which use the personal computer to eliminate paper in the office filing system.



NOTE 1 - ACCOUNTING POLICIES (Continued)

Accounts Receivable

No allowance for bad debts has been provided since management expects no material losses.

Fixed Assets

Furniture and fixtures, computer equipment are stated at cost. They are being depreciated over their estimated useful lives of five to twenty years, as appropriate.

Maintenance and repairs are charged to operations when incurred. Significant betterments and renewals are capitalized. When property and equipment is sold or otherwise disposed of, the asset account and related accumulated depreciation account are relieved, and any gain or loss is included in operations.

Income Taxes

Effective April 1, 1993, the Company adopted the provisions of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes". SFAS No. 109 requires a company to recognize deferred tax assets and liabilities for the expected future income tax consequences of events that have been recognized in the financial statements. Under this method, deferred tax assets and liabilities are determined based on the temporary differences between the financial statement carrying amounts and tax basis of assets and liabilities using enacted tax rates in effect in the year in which the temporary differences are expected to reverse. There was no cumulative effect of adopting SFAS No. 109.

Use of Estimates

The process of preparing the financial statements in conformity with generally accepted accounting principles requires the use of estimates and assumptions regarding certain types of assets, liabilities, revenues, and expenses. Certain estimates related to unsettled transactions and events as of the date of the financial statements. Other estimates relate to assumptions about the ongoing operations and may impact future periods. Accordingly, upon settlement, actual results may differ from estimated amounts.

Advertising

Advertising costs are charged to operations when incurred.

Amortization

Capitalized software costs are amortized over fifteen years using the straight-line method. Capitalized software costs are stated net of accumulated amortization of $630,570 as of March 31, 2000.


NOTE 1 - ACCOUNTING POLICIES (Continued)

Profit Sharing

The Company has a defined contribution 401(k) plan that covers substantially all of its employees. Company contributions to the plan are discretionary and no contributions by the Company were made in 2000. By its nature, the plan is fully funded.


NOTE 2 - GOING CONCERN

The accompanying financial statements have been prepared in accordance with generally accepted accounting principles, which contemplates continuation of the company as a going concern. However, the Company has sustained substantial operating losses in recent years. In addition, its working capital is in a deficiency. At March 31, 2000 current liabilities exceeded current assets by $5.8 million.

In view of these matters, realization of a major portion of the assets in the accompanying balance sheet is dependent upon continued operations of the Company, which is dependent upon the Company's success of its future operations.

Management believes that actions presently being taken to revive the Company's operating and financing requirements provide the opportunity for the Company to continue as a going concern. Some of these steps include:

a. Upon acquisition of Maplecrest Software by MPTG, a debt was incurred due to past salary owed to three of the founders of Maplecrest. An agreement has been reached between Masterpiece and these individuals for full settlement for all past due salaries arising for all periods between January 1, 1999 and May 1, 2000 by issuing to those individuals free trading stock in MPTG, as soon as those shares are registered. There will be 111,200 shares of free trading stock issued to satisfy $278,000 of salaries that are shown as a liability on the balance sheet at March 31, 2000. This transaction is expected to occur in the fiscal year ended March 31, 2001.

b. Upon acquisition of Maplecrest Software by MPTG, a debt was incurred resulting from past unpaid payroll taxes and other bank and vendor debt. Three of Maplecrest founders have agreed to sell off their personal stock to satisfy approximately $992,000 in past debt. This transaction is expected to occur in the fiscal year ended March 31, 2001. The agreed-upon debt is shown below:

                         Internal Revenue Service               $600,000
                         Various Bank Debt                       162,000
                         Equipment Leases                         57,000
                         Various Credit Card Debt                173,000

NOTE 2 - GOING CONCERN (Continued)

c. MPTG has a current bank debt incurred over the past three years of approximately $980,000 from past lines of credit. MPTG has recently turned over 800,000 shares of insider stock as collateral to this bank debt and the bank has agreed to accept the stock and sell it to make payments towards the loans. As this stock can be sold to make payments towards this debt, it will be.


NOTE 3 - CASH AND CASH FLOW INFORMATION

At various times throughout the year, the Company may have cash in certain financial institutions in excess of insured limits.

For purposes of the cash flows statement, cash includes cash on hand and in checking accounts.

Cash paid for interest was $18,347 for 2000.

The Company had noncash financing and investing transactions as follows:

                                                                 March 31,
                                                                     2000
          Common stock issued for services
               performed or to be performed                      $   653,538

          Common stock issued for mergers
               Accounted for as a purchase:
                    Maplecrest                                   $ 3,123,166
        Claims Direct                                            $   962,500


NOTE 4 - MERGER AND REORGANIZATION

Effective November 11, 1997 the Company U. S. Mining & Exploration, Inc. (USM) pursuant to a Reorganization Agreement (the "Plan") with Global Digital Information, Inc.(GDI) USM was acquired in a "reverse acquisition" and the shareholders of GDI became the major shareholders in USM. The "Plan" as approved by the Board of Directors provided for a 2 for 1 split of the then owned shares of the USM, the issuance of additional shares (440,962) for cash ($52,500), and 276,410 shares issued for services rendered by officers and directors of the Company. As part of the "Plan" the shareholders of GDI were issued an additional 8,044,150 shares. The then existing Board of Directors
(USM) resigned and was replaced by directors from GDI.

The acquisition has been accounted for as a "Pooling of Interests" as per APB No
16. Since GDI came into existence on June 25, 1997, its results of operations have been included in these financial statements. No adjustment is made to prior years presented because GDI was not in existence at that time.


NOTE 4 - MERGER AND REORGANIZATION (Continued)

On June 22, 1999, Masterpiece Technology Group, Inc. (formerly Global Digital Information, Inc.) merged with Masterpiece Medical and Del Crane Medical, with 1,900,000 shares of stock going to the shareholders of Masterpiece Medical.
This was accounted for using the pooling of interest method under APB No. 16. The balance sheet as of March 31, 2000 includes the accounts of Masterpiece Medical and Del Crane Medical. The activity for the entire year ended March 31, 2000 is included in the statement of income. Activity for 1999 and 1998 is not available and, therefore, not included in the income statements for these two years.

On November 18, 1999, Maplecrest Software Development, Inc. was acquired by MPTG
by issuing 1,850,765 shares of MPTG to the shareholders of Maplecrest.    The
cost of acquisition was $3,123,166 (using a value as of the date of acquisition of $1.6875 per share), and resulting in an increase in the valuation of Maplecrest's capitalized software cost of $3,680,877, which is being amortized over 15 years. This was accounted for using the purchase method under APB No.
16. The balance sheet as of March 31, 2000 includes the accounts of Maplecrest, but the income statement only includes activities from the date of merger (November 18, 1999) through year end.

On March 30, 2000, Claims Direct, Inc. was acquired by MPTG by issuing 550,000 shares of MPTG to the shareholders of Claims Direct. The cost of acquisition was $962,500 (using a value as of the date of acquisition of $1.75 per share). This purchase price did not result in any goodwill or other increase in intangible assets. This was accounted for using the purchase method under APB No. 16. The balance sheet as of March 31, 2000 includes the accounts of Claims Direct, but the income statement does not include any activity since the merger date was March 30, 2000.

The following summarized proforma (unaudited) information assumes the acquisition had occurred on April 1, 1999.

                                                                Year Ended
                                                                March 31, 2000

          Sales                                                 $ 3,348,173

          Net Loss                                              $(1,967,324)


NOTE 5 - NOTES PAYABLE

The Company has several unsecured notes payable to officers and related parties. The notes bear interest at rates ranging from 5.50% to 8% and are due on demand. Interest expense on these notes was $67,535 for the year ended March 31, 2000.

The Company has several unsecured notes payable to various individuals. These notes bear interest at rates ranging from 8% through 12% and are currently due.

The Company has several notes payable to banks. The notes are secured by general assets of the Company. These notes bear interest at rates ranging from 8.5% through 10.5% and are currently due.
NOTE 5 - NOTES PAYABLE (Continued)

                                                                   2000
Mortgage Loan Payable

The Company has a mortgage loan
payable with an interest rate of 8.5%, the
final balloon payment of which is due
December, 2026.                                                  $151,681

  Less Current Portion                                              1,131

    Long-Term Portion                                            $150,550


The remaining maturities on the mortgage note payable are as follows:

                              Year Ended
                              March 31,

                                   2001              $    1,131
                                   2002                     109
                                   2003                     128
                                   2004                     137
                                   2005                     150
                              Thereafter                150,026
                                                         -------
                                                       $151,681
                                                        =======

NOTE 6 - CAPITAL LEASE OBLIGATIONS

The Company leases equipment under several capital lease obligations. They will expire on various dates ranging from July, 2000 through June, 2005. The assets and accumulated depreciation under capital leases at March 31, 2000 are as follows:

                              Equipment                    $167,698
                              Accumulated Depreciation      (83,472)
                                                           ---------
                                                           $ 84,226
                                                           =========

Minimum future payments under the capital lease obligations are as follows:

                    Year Ended
                    March 31,

                    2001                       $  60,858
                    2002                          31,122
                    2003                           5,885
                    2004                           2,898
                    2005                             724
                                                 ---------
               Total Payments                    101,487

               Interest Portion of
                 Minimum Payments                (16,597)
                                                 --------
               Present Value of Capital
                   Lease Obligations              84,890

               Less Current Portion               49,048
                                                  ------
               Long-Term Portion                 $35,842
                                                 ======

The interest rates are based on the imputed rate of return and range from 10.3% to 30.1%.

NOTE 7 - ADVERTISING EXPENSE

Advertising expense was $16,222 for the year ended March 31, 2000.


NOTE 8 - INCOME TAXES

The Company has no income tax provision for the years ended March 31, 2000, 1999 and 1998 due to net operating loss carryforwards.

The income tax effect of the temporary differences giving rise to the Company's deferred tax assets as of March 31, 2000 is as follows:

           Federal net operating loss carryforwards              $ 2,274,400

           Total deferred tax asset                                  773,296
           Valuation allowance                                      (773,296)

           Net deferred tax asset                                $       -
                                                                 ============

The Company records a valuation allowance due to the uncertainty of utilization of net operating loss carryforwards. The change in the valuation allowance for the year ended March 31, 2000 is as follows:

          Balance April 1, 1999                                    $398,760
          Increase in Non-Utilization of Net Operating
            Loss Carryforwards                                      374,536
                                                                   -------------
          Balance, March 31, 2000                                  $773,296
                                                                   ==========
At March 31, 2000, the Company had unused net operating loss carryforwards for income tax purposes available to offset future taxable income, if any, as follows:

          Expiring In

               2008                   $     17,000
               2013                        567,000
               2014                        589,000
               2020                     1,101,400     (a)

(a) The Company's tax returns are filed through 1997. Due to net operating losses no tax should be due. These loss carryforwards are estimated based upon preliminary review of tax filings.


NOTE 9 - SHAREHOLDER SUIT

Subsequent to the previously disclosed merger, one of the original shareholders of the Company requested the exercise of an option to purchase shares of the Company's stock. Management has refused to honor the option and it has been reported that the shareholder is going to sue for performance. The Company's attorney's opinion is that any monetary impact from this suit to the Company would be insignificant.


NOTE 10 - LEASE COMMITMENTS

Facilities

The Company leases one of its premises from an unrelated entity. The lease expires in December, 2004. Under the agreement, the Company pays a monthly base rent plus a portion of the building's operating expenses. The Company's building lease expense was $224,263 for the year ended March 31, 2000.



NOTE 10 - LEASE COMMITMENTS (Continued)

Equipment

The Company leases equipment under several noncancellable operating leases. The leases expire on various dates from December, 2000 through June, 2002. The Company's equipment lease expense was $19,611 for the year ended March 31, 2000.

Minimum future annual rental payments under the noncancellable leases are as follows for the years ending March 31:

                                        Building            Equipment
                                        Rent           Lease         Total

                2001                 $  233,916        $24,957     $  258,873
                2002                    243,180         19,773        262,953
                2003                    252,444          7,074        259,518
                2004                    261,708             -         261,708
                2005                    201,492             -         201,492
          Thereafter                       -                -            -

                                     $1,192,740        $51,804     $1,244,544


NOTE 11 - EARNINGS (LOSS) PER SHARE

Earnings (loss) per share amount for the year ended March 31, 2000 is based upon the average outstanding shares of the Company. Earnings (loss) per share has been restated for prior years to reflect the effect of the reverse stock split.

The average number of shares outstanding was 3,068,397, 212,531 and 126,046 for the years ended March 31, 2000, 1999 and 1998, respectively.



















                   INDEPENDENT AUDITORS' REPORT
                   ON SUPPLEMENTAL INFORMATION

Directors and Officers
Masterpiece Technology Group, Inc.


Our audit was made for the purpose of forming an opinion on the basic financial statements taken as a whole. The following supplemental information as listed in the table of contents is presented for purposes of additional analysis and is not a required part of the basic financial statements. Such information has been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic financial statements taken as a whole.







Fort Mitchell, Kentucky
July 7, 2000

MASTERPIECE TECHNOLOGY GROUP, INC.
DIVISION BALANCE SHEETS

                                                                                               March 31, 2000
                                                      ------------------------------------------------------------------------
                                                                           Claims
                                                      Masterpiece          Direct           Maplecrest        Total
                                                      --------------       -------------    ---------------   ------------------
Current Assets
     Accounts Receivable                              $    17,399           $ 165,793       $264,299          $ 447,491
     Other Current Assets                                 300,120                -             3,411            303,531
                                                      --------------       -------------    ---------------   ------------------
Total Current Assets                                      317,519             165,793        267,710            751,022
                                                      --------------       -------------    ---------------   ------------------
Property and Equipment
     Buildings and Improvements                               -                  -           257,786            257,786
     Equipment, Furniture and Fixtures                    130,185              86,658        617,944            834,787
                                                      --------------       -------------    ---------------   ------------------
                                                          130,185              86,658        875,730          1,092,573
     Less Accumulated Depreciation                         87,017              47,192        546,159            680,368
                                                      --------------       -------------    ---------------   ------------------
          Total Property and Equipment                     43,168              39,466        329,571            412,205
                                                      --------------       -------------    ---------------   ------------------
Other Assets
     Due from Masterpiece Medical                             -                  -              -                  -
     Capitalized Software Cost                             63,460           1,231,664       5,237,001         6,532,125
     Deposits and Other Assets                             23,839               4,017           1,918            29,774
                                                      --------------       -------------    ---------------   ------------------
  Total Other Assets                                       87,299           1,235,681       5,238,919         6,561,899
                                                      --------------       -------------    ---------------   ------------------
          Total Assets                                  $ 447,986         $ 1,440,940     $ 5,836,200       $ 7,725,126
                                                      ==========================================================================
          LIABILITES AND STOCKHOLDER'S EQUITY
Current Liabilities
     Bank Overdraft                                      $ 93,436           $ (18,631)    $    (2,085)       $   72,720
     Notes Payable - Banks                              1,014,796                -            477,763         1,492,559
     Note Payable - Officers and
              Related Parties                           1,218,475              34,500         149,400         1,402,375
     Notes Payable - Others                               889,398             113,965         243,808         1,247,171
     Capital Lease Obligations - Current                     -                 21,435          27,613            49,048
     Accounts Payable                                     307,154             123,514         666,156         1,096,824
     Accrued Expenses                                     338,481             188,994         626,135         1,153,610
                                                      --------------       -------------    ---------------   ------------------
          Total Current Liabilities                     3,861,740             463,777       2,188,790         6,514,307
                                                      --------------       -------------    ---------------   ------------------
Long-Term Liabilities
     Note Payable - Bank                                     -                   -            150,550           150,550
     Capital Lease Obligations
            (Less Current Portion)                           -                 14,663          21,179            35,842
                                                      --------------       -------------    ---------------   ------------------
          Total Long-Term Liabilities                        -                 14,663         171,729           186,392
                                                      --------------       -------------    ---------------   ------------------
          Total Liabilities                             3,861,740             478,440       2,360,519         6,700,699
                                                      --------------       -------------    ---------------   ------------------
Stockholder's Equity
     Common Stock, No Par Value; 50,000,000 Shares
          Authorized, 5,672,416 Shares Issued
          and Outstanding                                   5,672                -               -                5,672
     Paid in Capital                                    2,404,210             962,500       4,331,333         7,698,043
     Retained Earnings                                 (5,823,636)               -           (855,652)       (6,679,288)
                                                     --------------       -------------    ---------------   ------------------
          Total Stockholder's Equity                   (3,413,754)            962,500       3,475,681         1,024,427
                                                     --------------       -------------    ---------------   ------------------
          Total Liabilities and
            Stockholder's Equity                        $ 447,986         $ 1,440,940      $5,836,200        $7,725,126
                                                     ============================================

See auditor's report on supplemental information and accompanying notes.

MASTERPIECE TECHNOLOGY GROUP, INC.
DIVISION STATEMENTS OF INCOME

                                                                       Year Ended March 31, 2000
                                                        ------------------------------------------------------------------------
                                                                           Claims
                                                       Masterpiece         Direct            Maplecrest          Total
                                                       --------------      -------------     ---------------     ------------------
Sales                                                 $ 139,537            $      -          $ 124,365           $ 263,902

Cost of Sales                                            61,148                   -            198,846             259,994
                                                       --------------      -------------     ---------------     ------------------
     Gross Profit                                        78,389                   -            (74,481)              3,908
Other Revenue                                           775,000                   -            237,128           1,012,128
                                                       --------------      -------------     ---------------     ------------------
Operating Profit Before Administrative
     Expense                                            853,389                   -            162,647           1,016,036
                                                       --------------      -------------     ---------------     ------------------
Administrative Expenses
     Payroll, Fees, Taxes and Related
          Benefits                                      592,319                   -            399,734             992,053
     Rent                                                87,728                   -            215,681             303,409
     Interest Expense                                   112,105                   -             40,431             152,536
     Professional Fees                                  433,861                   -             21,335             455,196
     Depreciation                                        28,463                   -             43,612              72,075
     Amortization                                        17,477                   -             96,075             113,552
     Utilities and Telephone                             57,973                   -             57,323             115,296
     Travel and Entertainment                            57,785                   -              5,688              63,473
     Other                                               69,005                   -            152,350             221,355
                                                       --------------      -------------     ---------------     ------------------
       Total Administrative Expenses                  1,456,716                   -          1,032,229           2,488,945
                                                       --------------      -------------     ---------------     ------------------
       (Loss) Income from Operations                   (603,327)                  -           (869,582)         (1,472,909)

Other Income and (Expenses)                             268,369                   -             13,930             282,299
                                                       --------------      -------------     ---------------     ------------------
     Net Loss                                        $ (334,958)           $      -          $(855,652)        $(1,190,610)
                                                     ==============================================

See auditors' report on supplemental information and accompanying notes.

  The following documents are filed as part of this Form 10-K Annual Report:

3)(i)   Articles of Incorporation                    Incorporated by Reference
  (ii)  Bylaws                                       Incorporated by Reference

5)      Opinion re:  legality                        Included

15)     Letter re change in certifying accountant    Incorporated by Reference

23)     Consents of Experts and Counsel              Included

  SIGNATURES

       Pursuant to the requirements of Section
   13 or 15(d) of the Securities and Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                          Masterpiece
  Technology Group,
   Inc.

                                    By:  /s/ Newell D. Crane
                                         Newell D. Crane
                                         President, Director

  Date:   July 11, 2000